Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Execution Copy

Sublicense and Distribution Agreement

This Sublicense and Distribution Agreement (“Agreement”), dated and effective as of September 30, 2019 (the “Effective Date”), is by and among Razor Genomics Inc., a Delaware corporation (“Sublicensor”), OncoCyte Corporation, a California corporation (“Sublicensee”), and Encore Clinical, Inc., a Delaware corporation (“Encore”). Sublicensor, Sublicensee and Encore may be referred to herein collectively as the “Parties” or individually as a “Party”.

Preamble

WHEREAS, Sublicensor is the current exclusive licensee under the Amended and Restated Exclusive License Agreement for Gene-Based Assays for Cancer Diagnosis and Prognosis, dated as of February 15, 2018, by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California (94607-5200) (“The Regents”), and acting through the University of California, San Francisco Office of Technology Management, 185 Berry Street Suite 4603, San Francisco, CA 94107 (the “Licensor”), and Sublicensor (as amended, the “License Agreement”). Under the License Agreement, Sublicensor has obtained an exclusive license to Patent Rights (as defined in the License Agreement);

WHEREAS, Sublicensor is also the co-owner, with The Regents, of certain patents and applications licensed by The Regents to Sublicensor under the License Agreement, which co-owned patents and applications are identified in a schedule attached hereto as Schedule A (the “Co-Owned Patents and Applications”);

WHEREAS, the Parties are parties to that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (the “SSPA”), pursuant to which (i) at the initial closing thereunder (the “Initial Closing”), among other matters, and subject to the terms and conditions therein, Sublicensor agreed to sell to Sublicensee a number of newly issued shares of Sublicensor preferred stock, constituting 25% of Sublicensor’s outstanding equity on a fully-diluted basis (after giving effect to the redemption), and (ii) after the Initial Closing, at such times and subject to such conditions as set forth in the SSPA and the Minority Holder Purchase Agreements, including the exercise of Sublicensee’s purchase option thereunder, Sublicensee agreed to purchase from Sublicensor’s shareholders and option holders the remaining shares of Sublicensor equity (the consummation of such transaction, the “Second Closing”); and

WHEREAS, in connection with the transactions contemplated by the SSPA, Sublicensee desires to obtain, and Sublicensor agrees to grant, a sublicense to the Patent Rights, on and subject to the terms and conditions of the License Agreement and this Agreement;

WHEREAS, Sublicensor also desires to grant a license to Sublicensee, and Sublicensee desires to obtain a license to Sublicensor’s rights under the Co-Owned Patents and Applications to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where Sublicensor and The Regents may lawfully grant such licenses, only in the Field of Use, as each of those terms are defined and used in, and subject to the terms and conditions, of the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License Agreement.

(a) Sublicensor has provided Sublicensee with true and complete copies of the License Agreement as of the Effective Date.

(b) Sublicensee acknowledges and agrees that the sublicense granted under Section 2(a) below is subject to, and Sublicensee shall comply with, all applicable terms and conditions of the License Agreement in accordance with the following schedule:

(i) Upon the Initial Closing, and effective as of the Initial Closing date, without limiting the foregoing, the terms of the License Agreement are hereby incorporated by reference in this Agreement, together with any necessary conforming changes, and will be effective as if fully set forth herein; provided that any notices or communications required to be provided to Licensor under any of the foregoing shall be provided by Sublicensee to Sublicensor. For the avoidance of doubt, Sublicensee shall assume the duties, obligations, and rights of the Sublicensor in of the License Agreement. Subject to and to the extent permitted under the terms of the License Agreement, Sublicensee will have the right to control any third party infringement, invalidation or other claims with respect to the Razor Assay (as such term is defined in the SSPA); provided, that Sublicensee will reasonably consult with Encore regarding any matters of patent infringement, invalidation and enforcement and give reasonable consideration to Encore’s input in connection therewith.

(ii) At any time after the Second Closing, at the sole election of the Sublicensee, Sublicensee will have the right to transfer the License in full and all related intellectual property rights from Sublicensor to Sublicensee, and upon such transfer all sections of the License Agreement shall be applicable to the Sublicensee as if it were a Licensee to the License Agreement. If such election is made by Sublicensee, Sublicensor will promptly obtain for Sublicensee, and Sublicensee shall execute, a Consent to Substitution of Party Agreement for the License, evidencing the Regents’ approval of Sublicensee as the exclusive licensee under the License as a party to the License Agreement.

(c) Capitalized terms that are not otherwise defined in this Agreement will have the meanings given to such terms in the License Agreement, or if not defined therein, in the SSPA.

(d) Sublicensor is responsible for notifying the Regents of this Agreement and providing the Regents a copy and summary of the material terms of this Agreement within thirty (30) days of the Effective Date, in compliance with Paragraph 3.3 of the License Agreement and guarantee all monies due the Regents under the Sublicense.

2. Grant.

(a) Subject to the terms and conditions of this Agreement and the License Agreement, Sublicensor hereby grants to Sublicensee an exclusive, worldwide right and sublicense, without the right to grant further sublicenses, except as provided in the License Agreement, under the Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

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(b) Subject to the terms and conditions of this Agreement and the License Agreement, Sublicensor also hereby grants to Sublicensee an exclusive, worldwide right and sublicense, without the right to grant further sublicenses, except as provided in the License Agreement, under the Co-Owned Patents and Applications to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where Sublicensor may lawfully grant such licenses, only in the Field of Use in accordance with the terms of the License. The Co-Owned Patents and Applications means the patents and applications in Schedule A, corresponding foreign patents and applications and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications, and provisional or nonprovisional applications or other applications to which any patent or application listed in Schedule A claims priority that are not already included in the definition of Patent Rights in Section 1.14 of the License are hereby included as Patent Rights under Section 1.14 of the License in this Agreement.

(c) As among Sublicensee, Sublicensor and Encore, Sublicensee will own, develop and control the commercialization plan and all aspects of the commercialization of the Razor Assay, not subject to the consent or approval of Sublicensor or Encore.

(d) Sublicensee acknowledges that all rights granted to it by Sublicensor hereunder are subject to all applicable restrictions and limitations on the rights granted to Sublicensor under the License Agreement, and nothing in this Agreement will be construed to grant to Sublicensee any rights beyond those that Sublicensor has the right to grant to Sublicensee pursuant to the License Agreement.

3. Payments.

(a) Upon execution of this Agreement, Sublicensee shall pay Sublicensor a Sublicense Fee of [**].

(b) Sublicensee is responsible for shall make all required payments under the License Agreement, including those required under Articles 7, 8, 9, and 20 of the License Agreement, together with any necessary conforming changes - but without limiting any additional obligations will apply to all payments to be made by Sublicensee under this Agreement in the same manner as they apply to all payments to be made by Sublicensor under the License Agreement. Sublicensee will be solely responsible for payment of any interest, penalties, administrative costs, costs of collection, and any associated attorneys’ fees Licensor assesses pursuant to the License Agreement that result from payments Sublicensee fails to timely make.

(c) Sublicensee is responsible for and shall pay any revenue sharing/earnout payments owed by Sublicensor to (i) [**] under Sublicensor’s agreement with [**] (the “[**] Agreement”) and (ii) former [**] shareholders under the Agreement and Plan of Merger, dated as of June 23, 2012 (as amended, the “[**] Agreement”), by and among [**], [**], [**], [**] and for limited purposes, [**] and [**] Sublicensor and Encore will reasonably cooperate and assist Sublicensee in negotiating an amendment to the Pinpoint Agreement to allow all or a portion of the consideration thereunder to be payable in shares of Buyer Common Stock (as defined in the SSPA)).

(d) Prior to the Second Closing, Sublicensee will provide Sublicensor with copies of all progress and royalty reports required under the License Agreement.

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(e) Sublicensee shall pay to the Company Holders (as defined in the SSPA) collectively a quarterly royalty payment (payable within sixty (60) days after the end of the applicable quarter) based on (i) the Net Sales from the sale of the Razor Assay, less (ii) the amount of any fees paid under the License Agreement or any other third party license fees or revenue shares paid and other customary deductions such as discounts, chargebacks and rebates, freight, shipping, and insurance costs, requirement distribution commissions, taxes, etc. from the sale of the Razor Assay that are not otherwise deducted from Net Sales under the terms of the License Agreement (provided, that notwithstanding the foregoing or anything to the contrary in the License Agreement, the foregoing quarterly royalty payment will be paid solely on actual net cash received by Buyer during the applicable quarter) (“Net Cash Revenues”) as follows:

(i) [**] of all Net Cash Revenues received by Sublicensee during the duration of this Agreement until Sublicensee has received an aggregate of [**] in Net Cash Revenues;

(ii) [**] of all Net Cash Revenues received by Sublicensee during the duration of this Agreement in excess of [**] until Sublicensee has received an aggregate of [**] in Net Cash Revenues; and

(iii) [**] of all Net Cash Revenues received by Sublicensee during the duration of this Agreement in excess of [**].

Such royalty payment shall be allocated among the Company Holders on a pro rata basis based on (i) prior to the Second Closing, the shares of Sublicensor owned by each such Company Holder at such time and (ii) at or after the Second Closing, the Purchased Shares (as defined in the SSPA) sold to Sublicensee under the SSPA and the Minority Holder Purchase Agreements.

Notwithstanding the foregoing, the Parties will consider in good faith any appropriate adjustments and structuring changes to the royalty payments and other payments under this Agreement as required to maintain Sublicensor’s status as an LDT in accordance with CLIA requirements.

4. CLIA Laboratory Costs. Sublicensee hereby agrees that upon the Initial Closing, it will assume the costs associated with the operation of the Sublicensor’s CLIA laboratory and the commercialization of the Razor Assay for periods from and after the Initial Closing as follows:

(a) Prior to the Initial Closing, the Parties will amend the Laboratory Agreement between Encore and Sublicensor so that Sublicensee will become a party thereunder and pay any amounts due by Sublicensor to Encore as laboratory services thereunder incurred after the Initial Closing. For the avoidance of doubt, the current fees of the Laboratory Agreement paid to Encore will include the following:

(i) the continued involvement by the following individual roles to be solely provided at the sole expense of Encore to operate and maintain the CLIA lab for the Razor Assay: (A) CLS (60% FTE), manages all daily operational functions and quality assurance and quality control; (B) Laboratory director; (C) Domain expert, technical/clinical consultant; and (D) Technical supervisor, CLIA regulatory expert consultant; and

(ii) access and use of the entire Brisbane facility for all activities at Sublicensee’s discretion, subject to landlord consent.

(b) To the extent that Sublicensee determines that additional support is needed from Encore beyond what is captured in the current Laboratory Agreement, the Parties will negotiate in good faith a payment scheme in which Sublicensee pays for all reasonable out-of-pocket costs related to the increased amount of support.

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(c) None of the expenses under the Laboratory Agreement will part of the Clinical Trial expenses covered by the Clinical Trial Expense Reserve, including provision of the Razor Assay for use in the Clinical Trial in excess of what is currently scoped in the Laboratory Agreement, or otherwise required to be paid by Sublicensee under the Development Agreement.

(d) For the avoidance of doubt, (i) Sublicensee will not be required to assume any lease of the Sublicensor for the CLIA laboratory with any of the sublessees or lessors, (ii) Sublicensee shall be entitled to lease laboratory space to the Sublicensor for the Clinical Trial or any related commercialization of the Razor Assay, (iii) Sublicensee may charge market rent for such space leased pursuant to clause (ii) above, provided that Sublicensee shall assume the costs of transferring the Clinical Trial to Sublicensee laboratories, and (iv) if such costs for transferring the Clinical Trial are assumed pursuant to clause (iii) above, Sublicensee will assume the costs solely related to subletting and/or negotiating early termination of the Brisbane facility lease for Sublicensor’s laboratory space as incurred by CureSeq, Inc.

(e) After the Second Closing, Sublicensee will have the option at its sole election to continue, renegotiate or terminate the Laboratory Agreement. The Laboratory Agreement, as amended, will provide that Sublicensee will also be able to terminate the Laboratory Agreement without further liability if there is a material uncured breach by Encore Clinical thereunder or if there is an event or occurrence that adversely affects, in any material respect, the Razor Assay, its prospects or its ability to be commercialized.

(f) Notwithstanding the foregoing, for the avoidance of doubt, the Laboratory Agreement, as amended, will provide Sublicensee with customary indemnification rights from Sublicensor and Encore for the negligence or wrongful acts of Sublicensor, Encore or their respective Representatives (as defined in the SSPA).

5. Additional Services and Covenants.

(a) As described in the Development Agreement, pursuant to the Consulting Agreement (as defined in the Development Agreement) to be entered into by Encore and Sublicensee at or prior to the Initial Closing, Encore, through its personnel, will provide consulting services to or on behalf of Sublicensee in support of, among other matters, the commercialization of the Razor Assay and with respect to such other matters with respect to Sublicensor’s business as reasonably requested by Sublicensee.

(b) Sublicensor will serve as the laboratory of record for the Razor Assay (i.e., the test report will state “Test performed at Razor Genomics Inc.”).

(c) During the Term, each Party will maintain insurance as required by the terms of the License Agreement and such other reasonable and customary insurance to support its business and operations and obligations under this Agreement.

6. Intellectual Property Rights. To the extent permitted under the License Agreement, any and all intellectual property rights developed by Sublicensee, Sublicensor or Encore (including any inventions, improvements or discoveries) with respect to the Razor Assay in connection with this Agreement, the Development Agreement, and the Consulting Agreement and any intellectual property rights in any New Developments as defined in the License Agreement, will be jointly owned by Sublicensee, Sublicensor, and Encore and are hereby assigned to Sublicensee, Sublicensor, and Encore.

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7. Representations and Warranties; Covenants.

(a) Each Party represents and warrants to the other Party that: (i) it is duly organized and validly existing under the Laws of its jurisdiction; (ii) it has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder; and (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b) Sublicensor represents, warrants, and covenants to Sublicensee that: (i) Sublicensor has the right to grant the sublicense to the Patent Rights granted to Sublicensee under this Agreement and has obtained any required approvals and consents from the Regents and the Licensor and complied with all required notices to the Regents under the License Agreement; (ii) Sublicensor will not amend any terms or conditions of the License Agreement without the prior written consent of Sublicensee (such consent not to be unreasonably withheld, delayed or conditioned); and (iii) Sublicensor owns and has the right to grant the license granted hereunder to the Co-Owned Patents and Applications and has no other patents or pending patent applications.

(c) Sublicensee covenants that it will not exercise any of its rights under this Agreement in any manner that would reasonably be expected to result in Sublicensor being in material breach of any of its obligations under the License Agreement or that otherwise could reasonably be expected to result in Licensor having a right to terminate the License Agreement.

8. Term and Termination.

(a) This Agreement commences on the Effective Date and continues until the earlier of (i) the expiration or termination of the License Agreement in accordance with its terms; or (ii) this Agreement’s termination in accordance with this Section 8 (the “Term”).

(b) This Agreement can be terminated as follows:

(i) by mutual written consent of the Parties;

(ii) by Sublicensee by providing written notice thereof to the other Parties, if there has been a material breach or violation by Encore or, prior to the Second Closing, the Sublicensor of their respective representations, warranties, covenants or agreements under this Agreement, the Development Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by Sublicensee to Encore;

(iii) by Encore by providing written notice thereof to the other Parties, if there has been a material breach or violation by Sublicensee of its representations, warranties, covenants or agreements under this Agreement, the Development Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by Encore to Sublicensee; or

(iv) by Sublicensee by providing written notice thereof to the other Parties, if there has been any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, adversely affects, in any material respects, the Razor Assay, it prospects or its ability to be commercialized.

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(c) In the event of the termination of this Agreement, the obligations of the Parties under this Agreement will become null and void, and there shall be no further liability or obligation on the part of any Party or any of their respective Representatives hereunder. Notwithstanding anything herein to the contrary, no termination of this Agreement shall affect (i) any obligations of the parties under Articles 6, 9, and this Article 8, which shall survive any termination of this Agreement or (ii) any Liability of a Party for a willful breach or violation of this Agreement or any Fraud Claim against such Party, in either case, prior to such termination.

9. Miscellaneous.

(a) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9(a)) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9(a). A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under license agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the SSPA, the other Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

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(b) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 9(a), for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby or thereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9(e) shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9(b), and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. The Parties hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party in connection with such agreements.

(c) Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

(d) Further Assurances. Each Party shall, upon the reasonable request of another Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

(e) Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 9(e) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Encore or, at or prior to the Second Closing, Sublicensor, to:	with a copy (which will not constitute notice) to:

Razor Genomics Inc.	Latham & Watkins LLP
150 N. Hill Drive, Suite 14	140 Scott Drive
Brisbane, CA 94005	Menlo Park, CA 94025
Attn: Michael Mann, CEO	Attn: Benjamin A. Potter, Esq.
Telephone No: [**]	Facsimile No.: [**]
Email: [**]	Telephone No: [**]
Email: [**]

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If to Sublicensee or, after the Second Closing, Subliensor, to:	with a copy (which will not constitute notice) to:

OncoCyte Corporation	Ellenoff Grossman & Schole LLP
1010 Atlantic Avenue, Suite 102	1345 Avenue of the Americas, 11th Floor
Alameda, California 94501	New York, New York 10105
Attn: Albert P. Parker, COO	Attn: Matthew A. Gray, Esq.;
Telephone No: [**]	Robert Charron, Esq.
Email: [**]	Facsimile No.: [**]
Telephone No.: [**]
Email: [**]

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

(f) Entire Agreement. This Agreement, together with any other documents referenced or incorporated herein by reference (including the License Agreement, the SSPA, the Development Agreement, the Consulting Agreement and the Laboratory Agreement (as amended)) and all related schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(g) Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 9(g) will be null and void ab initio; provided, however, that upon or after the Second Closing, each of Sublicensee and Sublicensor may assign its rights and obligations hereunder: (i) to any Affiliate of such Party, as applicable (provided, that such assigning Party shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of Sublicensee and its Subsidiaries taken as a whole or all or substantially all of the assets of Sublicensor and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Sublicensee or Sublicensor (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Sublicensee or Sublicensor, as applicable, hereunder; or (iii) as security to any Person providing debt financing to Sublicensee or its Affiliates for any of the transactions contemplated by the SSPA or this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party.

(h) No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder. Without limiting the foregoing, the Minority Holders shall not have any right hereunder to make any claims against Sublicensee with respect to Section 3(e).

(i) Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(j) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(k) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(l) Regents and Licensor Approval. Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of this Agreement will be subject in all respects to the receipt by the Parties of the consent of the Regents and the Licensor to the extent required by the License Agreement. Sublicensor is responsible for obtaining and shall obtain approval of the Regents and the Licensor for this Sublicense Agreement and procure and any necessary written consents. Failure to obtain any required approvals and written consents from the Regents and the Licensor shall be a material breach of this Agreement by Sublicensor.

{Remainder of Page Left Blank; Signature Page Follows}

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Sublicensee:

ONCOCYTE CORPORATION

By:	/s/ Ron A. Andrews
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

Encore:

ENCORE CLINICAL, INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Chief Executive Officer

Sublicensor:

RAZOR GENOMICS INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Chief Executive Officer

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Schedule A

1.	U.S. Pat. App. No. 13/539,278 – Pat. No. 9,476,098
2.	PCT/US2012/045136
3.	PCT US/2012/045139
4.	AU2012279173; AU2012279173
5.	EP128074291; EP2726635
6.	HK141108110; HK1197431
7.	AT128074291; AT2726635
8.	BE128074291; BE2726635
9.	DK128074291; DK2726635
10.	ES128074291; ES2726635
11.	FI128074291; FI2726635
12.	GR128074291; GR2726635
13.	HU128074291; HU2726635
14.	IE128074291; IE2726635
15.	IT128074291; IT2726635
16.	NL128074291; NL2726635
17.	NO128074291; NO2726635
18.	PL128074291; PL2726635
19.	SE128074291; SE2726635
20.	CH128074291; CH2726635
21.	DE128074291; DE 602012039575.3
22.	FR128074291; FR2726635
23.	GB128074291; GB2726635
24.	CN201280033168; CN103998622
25.	HUE036585
26.	JP5988934
27.	JP201614682
28.	JP201052862
29.	ES2658921

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